EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of December 4, 2006, and is entered into by and between Tammy R. Adair (“Executive”), Direct General Corporation, a Tennessee corporation (the “Company”), and Elara Holdings, Inc., a Delaware corporation (“Holdco” or "Parent"). Except where otherwise noted, all capitalized terms not defined herein shall have the meaning set forth in the “Merger Agreement,” as defined below.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Holdco, and Elara Merger Corporation, a Tennessee corporation, and a wholly-owned subsidiary of Holdco ("Merger Sub"), Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Holdco (the "Merger");

WHEREAS, the Company and Holdco desire to secure the exclusive services and employment of Executive on behalf of the Company, and Executive desires to be employed exclusively by the Company, upon the terms and conditions set forth in this Agreement, which shall become effective as of and contingent upon the occurrence of the Effective Time, as defined in the Merger Agreement;

WHEREAS, in connection with and as a result of the Merger, Executive will receive substantial consideration in exchange for the sale of her ownership interest in the Company;

WHEREAS, the Merger Agreement requires the execution and delivery of this Agreement by Executive as a condition precedent to Holdco’s obligation to enter into the Merger Agreement;

WHEREAS, the Company and Employee have entered into that certain Executive Employment Agreement, dated July 21, 2003 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to terminate the Employment Agreement effective as of and contingent upon the occurrence of the Effective Time and to enter into this Agreement in lieu of the Employment Agreement, also effective as of and contingent upon the occurrence of the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.  Effective Date of Agreement

This Agreement shall be executed and delivered by Executive prior to Holdco’s execution of the Merger Agreement, and shall become effective only as of the Effective Time and conditioned on the consummation of the Merger. In the event that the Merger is not consummated, the parties hereto agree that this Agreement shall have no effect and shall be null and void.

2.  The Position

The Company hereby employs Executive as President of the Company, and Executive accepts such exclusive employment.

3.  Duties

During her employment with the Company, Executive will serve the Company and its affiliates faithfully, diligently and to the best of her ability and will devote all or substantially all of her time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities. During her employment with the Company, Executive shall perform all duties and accept all responsibilities commensurate with such position as may be reasonably assigned to her from time to time by the Board of Directors of the Company (the “Board”), and/or the Chief Executive Officer (the "CEO") of the Company. Executive shall also be subject to and shall abide by all policies and procedures of the Company, except to the extent that such policies and procedures conflict with the other provisions of this Agreement, in which case this Agreement shall control.

4.  Compensation

Executive shall be paid the following as compensation for all services to be rendered by Executive pursuant to this Agreement:

(a)  Base salary. During the Term (as defined in Section 6 hereof), Executive shall be entitled to a base salary (the “Base Salary”), payable in equal biweekly installments, according to the Company’s normal payroll practices, at an annual rate of three hundred thousand dollars ($300,000), less all applicable federal, state and/or local taxes and all other authorized payroll deductions. Executive’s Base Salary will be subject to an approximately annual review, and increases (but not reductions) may be made to Executive’s Base Salary at any time based upon the Board’s and/or CEO's review of Executive’s performance and the performance of the Company.

(b)  Bonus eligibility.  During the Term, Executive shall be entitled to participate in a Company bonus plan or program to be adopted by the Board, pursuant to which she shall be eligible to receive annual bonuses up to a specified percentage of Executive's Base Salary and subject to a combination of the Executive's achievement of pre-established performance goals and the Company's achievement of pre-determined financial objectives, in each case, as determined in the sole and absolute discretion of the Board, and further subject to the terms and conditions of such plan or program.

(c)  Holdco stock option plan. During the Term, Executive shall be eligible to participate in, and receive an award or awards of stock options under, a Holdco stock option plan to be adopted by the Board, effective as of or following the Effective Time, as determined in the sole and absolute discretion of the Board (or any committee designated by the Board for this purpose) and subject to such other terms and conditions, including the terms of the applicable award agreements, as are determined from time to time by the Board or such committee; provided, however, that Executive shall be granted such number of options as are commensurate with her position as President of the Company.

5.  Treatment of Company Stock Options.

Executive acknowledges that all outstanding options to purchase shares of the Company's common stock that Executive has or that are attributable to the Executive as of the Effective Time (the "Company Options") shall be treated solely pursuant to the applicable terms of the Merger Agreement and that Executive shall have no further or greater rights other than those specified therein; provided, however, that in the event that Executive exercises any options to purchase shares of Holdco stock, following the Effective Time, Executive agrees that at the time of each such exercise, she shall execute and become a party to that certain Management Stockholders' Agreement dated as of December __, 2006, between Holdco, Fremont and Management Stockholders (as each such entity or person is defined in such agreement).

6.  Term; Employment At Will

Subject to the terms of this Agreement (including, without limitation, Section 10 hereof), the term of this Agreement (the “Term”) shall commence on the Effective Time and shall be and continue on an at-will basis, until such time as Executive’s employment is terminated by the Company or Executive. Executive’s employment shall not be for a fixed term, and may be terminated at any time, with or without cause, by either the Company or Executive.

7.  Perquisites/Expenses

Executive shall be entitled to reimbursement of reasonable expenses incurred by Executive in the course of Executive’s duties, to the extent allowed under applicable policies of the Company.

8.  Benefits

(a)  During the Term, Executive and, to the extent applicable, Executive’s eligible dependents, shall be entitled to compensation and benefits that are in the aggregate not materially less favorable than such benefits that the Company provides to similarly-situated executives of the Company as of the Effective Time; provided, however that such benefits shall include (i) continued use of an automobile provided by the Company under substantially similar terms and conditions as were applicable immediately prior to the Effective Time and (ii) a rate of annual vacation accrual that is no less than that to which Executive was entitled immediately prior to the Effective Time.

(b)  Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice.

9.  Effect of Death or Disability

In the event of Executive’s termination of employment by reason of death or “disability” (as defined from time to time in any applicable disability plan or program of the Company) during the Term, this Agreement shall terminate effective as of the date of Executive’s death or, subject to any applicable disability plan or program of the Company or federal or state disability or leave laws, disability, and Executive shall receive such compensation and benefits (if any) in connection with such termination consistent with Section 8 of this Agreement.

10.  Termination of Employment and Severance

(a)	General

(i)  Termination by the Company for Cause or by Executive other than for Good Reason. At any time during the Term, the Company may terminate Executive’s employment under this Agreement for “Cause” (as hereinafter defined), or Executive may terminate her employment with the Company other than for “Good Reason” (as hereinafter defined), after which Executive shall be entitled to the payment of any amount of unpaid Base Salary and any unreimbursed reasonable expenses incurred in the performance of Executives' duties in accordance with the Company's policies, in each case accrued through such termination date. Except as set forth in the preceding sentence, the Company shall have no further obligation hereunder to Executive.

(ii)  Termination by Executive for Good Reason or by the Company other than for Death, Disability or Cause. At any time during the Term, if Executive’s employment is terminated by Executive for Good Reason, or by the Company for any reason other than Executive’s death, disability or for Cause, Executive shall be entitled to the following payments (less all applicable federal, state and/or local taxes and all other authorized payroll deductions): (A) payment of any amount of unpaid Base Salary and unreimbursed reasonable expenses incurred in the performance of Executives' duties in accordance with the Company's policies, in each case accrued through the termination date and (B) provided that Executive complies with the notice requirements of this Section and this Agreement and signs and returns to the Company a Severance Agreement and General Release of All Claims (“Release”) that is acceptable (in form and substance) to the Company and such Release has become irrevocable by Executive, severance compensation equal to (I) two hundred percent (200%) of Executive’s annual Base Salary at the rate in effect at the time of termination, payable in equal biweekly installments over a twenty-four (24) calendar-month period, in accordance with the Company’s normal payroll practices; plus (II) if Executive’s annual bonus has not been paid and is payable for the applicable plan or program year commencing immediately prior to her termination of employment because Executive is not a participant for the full plan or program year by reason of her termination of employment, a lump-sum payment equal to the annual bonus award that she would have received from the Company had she remained employed through the remainder of the plan or program year (or any longer period required under the terms of such annual bonus award), prorated to reflect the number of days in the plan or program year ending as of her date of termination, calculated based on such other assumptions as the Company shall reasonably determine, and payable no later than at such time as the Company pays such annual bonuses to other eligible participants and (III) continued health benefits for twenty-four (24) months, during which time Executive will be required to pay the same portion of such health benefits as she was required to pay during employment; provided, however, that to the extent the applicable health plan does not permit Executive to continue to participate in the plan during all or a part of the 24-month period, the Company shall pay the premiums relating to such continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), less any portion of the premium that Executive would otherwise have been required to pay had the plan permitted continued coverage following termination of employment. Except as set forth in the preceding sentence, the Company shall have no further obligation hereunder to Executive.

(iii)  Executive may terminate her employment with the Company, whether for Good Reason or not, only by giving the Company thirty (30) days’ advance notice in writing, in accordance with the notice provisions of this Agreement.

(b)  Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)  “Cause” shall mean any of the following: (A) Executive’s engaging in and/or failure to take all appropriate action in response to any acts of fraud, theft, embezzlement, or any other acts or omissions that are harmful or injurious to the Company and/or any of its affiliates; (B) Executive’s unreasonable neglect or refusal to perform any of the duties or responsibilities: (I) assigned to Executive by the Board and/or the CEO, (II) assigned to Executive pursuant to any employment agreement or other agreement that Executive now has or later has with the Company and/or any of its affiliates, and/or (III) otherwise appropriate to Executive’s position after Executive's failure to cure such conduct within thirty (30) days following her receipt of written notice from the Board and/or the CEO; (C) Executive’s failure to timely carry out any reasonable directive of the Board and/or the CEO or concerning the operations of the Company, provided, however, that Executive shall be subject to termination under this subsection (C) only upon Executive’s failure to carry out the directive for thirty (30) days following written notice from the Board of such failure; (D) Executive’s engaging in any act of dishonesty, disloyalty, or moral turpitude in connection with Executive’s responsibilities to the Company and/or any of its affiliates as an employee, officer, director, or otherwise; (E) Executive’s commission of, or conviction for, any felony, including any plea of guilty or nolo contendere or placement in a pretrial diversion program; (F)  Executive’s material violation of any policies or procedures of the Company and/or any of its affiliates; and/or (G) Executive’s breach of any of the material terms of this Agreement or any other agreement that Executive now has or later has with the Company and/or any of its affiliates, and failure to cure such breach within thirty (30) days following Executive's receipt of written notice of such breach from the Board and/or the CEO; provided, however, that notice shall not be required if it is reasonably determined by the Board that the breach cannot be cured by Executive. ; provided, however, that notice required with respect to subparts (B), (C) and (G) of this Section 10(b)(1) shall not be required if the conduct of Executive involves intentional misconduct.

(ii)  “Good Reason” shall mean Executive's termination of her employment following the Executive's giving notice of her voluntary resignation within thirty (30) days after the occurrence of any of the following, without Executive’s written consent: (A) a material reduction in Executive's base salary or aggregate benefits, (B) a material demotion in position and/or a material reduction in job duties and responsibilities, (C) a required relocation from the Memphis, Tennessee metropolitan area, or (D) a material breach by the Company of any of its obligations under this Agreement and failure by the Company to cure such breach within ten (10) days following receipt of written notice from Executive of such breach. "Good Reason": shall also mean Executive's termination of her employment following the Executive's giving 180 days written notice of her voluntary resignation within thirty (30) days following the termination of Daniel Tarantin or his removal as Chief Executive Officer of the Company.

11.  Exclusive Services, Non-Solicitation and Non-Disclosure of Confidential Information

(a)  Executive agrees that, during the Term and for a period of five (5) years immediately following the termination of Executive’s employment with the Company, Executive shall not, either directly or indirectly, make known to any person, firm, corporation or other legal entity the names or addresses of any of the prospective (to Executive’s knowledge) or current customers, clients, insureds, insurers, reinsurers, brokers, lenders, suppliers, service providers, employees, agents, representatives, and/or shareholders of the Company or any of its affiliates (hereinafter collectively referred to as “Business Contacts”) or any other information pertaining to them. Executive further agrees that, for a period of five (5) years immediately following the end of Executive’s employment with the Company, Executive shall not, either directly or indirectly, either for Executive or for any other person, firm, corporation, or other legal entity, divert, take away, or attempt to divert, or take away any prospective (to Executive’s knowledge) or current Business Contacts or any persons or legal entities that were prospective (to Executive’s knowledge) or current Business Contacts at any point during Executive’s term of employment with the Company. Nor shall Executive during the Term and for the Non-Compete Period (defined below) solicit or contact or attempt to solicit or contact any prospective (to Executive’s knowledge) or current Business Contacts for any reason in any way relating to or arising out of the providing of (whether proposed (to Executive's knowledge) or actual) of products and/or services similar in kind or purpose to those provided or, to Executive's knowledge expected to be provided, by the Company and/or any of its affiliates other than ordinary course contact by Executive as a consumer.

(b)  Executive agrees that, during the Term and for the Non-Compete Period (defined below) following the termination of Executive’s employment with the Company, Executive shall not disrupt, damage, impair or interfere with the business of the Company and/or any of its affiliates, whether by way of interfering with or raiding their employees, disrupting their relationships with any prospective (to Executive’s knowledge) or current Business Contacts, or otherwise. Nor shall Executive during the same period either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company and/or any of its affiliates for any reason and/or to perform work for a competitor of the Company and/or any of its affiliates (as an employee, independent contractor, or otherwise) (such conduct is collectively referred to as “solicitation”) any person who is then employed by the Company and/or any of its affiliates or who left the employ of the Company and/or any of its affiliates less than one (1) year prior to the solicitation.

(c)  During the Term and for the Non-Compete Period (defined below) following the termination of Executive’s employment with the Company, Executive shall not, either directly or indirectly, without the written consent of the Company, in any state in the United States in which the Company is doing Business (as defined below) at the time the Executive's employment with the Company terminates: (i) engage in the business of providing private passenger automobile insurance services or products or financing of private passenger automobile insurance premiums or providing any other services or products that the Company offers as of the time Executive's employment terminates (the "Business"); (ii) enter the employ of, or render any consulting or any other services to, any entity that is principally engaged in the Business; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity, and provided, further that it shall not be a violation of this Section 11 for Executive to become employed by an entity that competes in the Business if such employment is solely in a line of the entity's business that is wholly unrelated to the Business. For the purposes of this Section 11, the "Non-Compete Period" is defined as follows: upon Executive's termination of employment from the Company after less than two (2) years of employment, the Non-Compete Period shall be four (4) years; upon Executive's termination from the Company after two (2) years but less than three (3) years of employment, the Non-Compete period shall be three (3) years; upon Executive's termination from the Company after three (3) years but less than four (4) years of employment, the Non-Compete period shall be two (2) years; upon Executive's termination from the Company at or anytime after four (4) years, the Non-Compete period shall be one (1) year. If the applicable Non-Compete Period is determined to be one (1) year, as referenced above, the Company shall have the option, which it may exercise in its sole and absolute discretion, of extending the Non-Compete Period an additional one (1) year, provided that Executive is paid 100% of her Base Salary during such one (1) year period, and regardless of the reason for the termination of Executive's employment. The Company shall have thirty (30) days following Executive's termination to notify Executive in writing of its intention to exercise its option with respect to the potential one (1) year period. Such written notice shall be provided to Executive at the address referenced below or such other address as Executive may later provide to the Company in writing.

(d)  Executive acknowledges that, in her employment hereunder, she will occupy a position of trust and confidence with the Company and/or its affiliates and will receive training which will enhance Executive's skill and experience. Executive agrees that Executive shall not, except as may be required to perform her duties hereunder with the written consent of the Company or as required by applicable law and without the written consent of the Company, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature (hereinafter collectively referred to as “Confidential Information”) relating to the Company and/or any of its affiliates, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. Executive acknowledges that said information is specialized, unique in nature and of great value to the Company and/or its affiliates, and that such information gives the Company and/or its affiliates a competitive advantage in their businesses. Except where otherwise noted

(e)  For purposes of this Section 11, Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company; or (iii) is required to be disclosed by law, court order or other legal process.

(f)  Executive acknowledges and agrees that (a) the trade secrets and confidential and related information referred to in this Agreement and (b) the relationships with the Business Contacts referenced in this Agreement each are of substantial value to the Company and/or its affiliates and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Company and/or its affiliates, for which the Company and/or its affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its affiliates under this Agreement or otherwise, the Company and/or its affiliates shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement. Furthermore, Executive agrees that any damages suffered by the Company and/or its affiliates as a result of Executive’s breach of Executive’s duties and obligations under this Agreement shall entitle the Company and/or its affiliates to offset such damages against any payments to be made pursuant to this Agreement, to the extent permitted by applicable law.

(g)  Executive and the Company intend that: (i) this Section 11 concerning (among other things) the exclusive services of Executive to the Company and/or its affiliates shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 11 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that in light of her knowledge of the Company and her position of trust and confidence as an executive officer of the Company who, pursuant to the Merger will receive substantial consideration in exchange for the sale of her interest in the Company, the territorial and time limitations set forth in this Section 11 are reasonable and properly required for the adequate protection of the business of the Company and/or its affiliates. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable.

(h)  All of the provisions of this Section 11 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

12.  Representations and Covenants Relating to Confidential Information of Third Parties

Executive understands and acknowledges that it is the policy of the Company to respect the Confidential Information belonging to third parties. Therefore, in addition to agreeing not to disclose or use Confidential Information belonging to the Company in violation of any applicable confidentiality agreement or Company policies as may be in effect or amended from time to time, as a condition of employment with the Company, Executive also hereby represents, covenants and agrees as follows:

(a)  Executive is not subject to any agreement of any kind with any prior employer or other person or entity relating in any way to Executive’s right or Executive’s ability to be employed by and/or to perform services for the Company;

(b)  The Company has instructed Executive not to bring to, disclose to or use in connection with Executive’s employment or potential employment with the Company any Confidential Information from any prior employer or other person or entity;

(c)  Executive has not brought to, disclosed to or used in connection with Executive’s employment or potential employment with the Company any Confidential Information from any prior employer or other person or entity;

(d)  Executive will not bring to, disclose to or use in connection with Executive’s employment with the Company any Confidential Information from any prior employer or other person or entity; and

(e)  During Executive’s employment with the Company and thereafter, Executive will not take, disclose or use any Confidential Information acquired as a result of Executive’s employment with the Company, except as authorized by the Company.

13.  Return of Company Property

Executive agrees, upon the termination of her employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Executive shall return to the Company all property or equipment that Executive has been issued during the course of Executive’s employment or which Executive otherwise currently possesses, including, but not limited to, any computers, cellular phones, BlackBerries, PDAs, and/or pagers. Executive shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Executive’s possession. Executive acknowledges that Executive is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company and/or its affiliates. Executive further agrees that Executive will immediately forward to the Company any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Executive following Executive’s last day of employment with the Company. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

14.  All Developments the Property of the Company

All confidential, proprietary or other trade secret information, all work performed, and all other ideas, discoveries, inventions, designs, processes, methods and improvements, conceived, developed, or otherwise made by Executive, during her employment with the Company, alone or with others, and in any way relating to the Company’s and/or any of its affiliates’ present or planned businesses or products, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of Executive’s employment with the Company (“Developments”) shall be the sole property of the Company, provided, however, that the foregoing shall not apply to any invention made by Executive that was developed entirely on Executive’s own time during the period of her employment with the Company, without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s and/or any of its affiliates’ businesses, or actual or demonstrably anticipated research or development of the Company and/or its affiliates; or (ii) result from any work performed by Executive for the Company. Executive agrees to advise the Company promptly in writing of any inventions that Executive believes meet the preceding criteria that are not otherwise disclosed pursuant to Section 15 below. Executive further agrees to disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request. Executive understands that Company will keep in confidence and will not disclose to third parties without Executive’s consent any confidential information disclosed in writing to Company relating to inventions that meet the criteria set forth herein. Executive agrees to, and hereby does assign to the Company all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that each of the Developments shall constitute a “work made for hire,” as defined in 17 U.S.C. § 101, and hereby irrevocably assigns to the Company all copyrights, patents and any other proprietary rights Executive may have in any Developments without any obligation on the part of the Company to pay royalties or any other consideration to Executive in respect of such Developments. Executive hereby grants to the Company an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on behalf of Executive as the Company may deem appropriate in order to perfect or enforce the rights defined in this Section. Executive agrees to assist the Company (without charge, but at no cost to Executive) to obtain and maintain for itself such rights, and agrees that such obligation to assist the Company shall continue after the termination of this Agreement. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

15.  Inventions Retained and Licensed

Executive has attached hereto, as Exhibit 1, a list describing any and all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to her employment with Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s and/or any of its affiliates’ actual or future businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached hereto upon delivery of the signed Agreement to the Company, Executive represents that there are no such Prior Inventions. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which Executive has an interest into a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

16.  Indemnification

With respect to any claim, loss, damage or expense (including attorneys’ fees) arising from the performance by Executive of her duties as an officer or director of the Company (but excluding any breach or alleged breach of the terms of this Agreement), Executive shall be entitled to indemnification by the Company to the fullest extent permitted by law, as set forth in the Company's Bylaws, and to reimbursement under any directors’ and officers’ liability insurance policy of the Company that may be in effect from time to time.

17.  Survival of Provisions

The rights and obligations contained in Sections 8 through 30, inclusive, of this Agreement shall survive the termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter. Further, all other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term, shall survive any termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter.

18.  Cooperation in Third-Party Disputes

At all times during and after Executive's employment with the Company, Executive shall cooperate with the Company and/or its affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its affiliates by any third party. Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing at the Company’s and/or its affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state the matters of which Executive has knowledge. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel or other out-of-pocket expenses that Executive may incur in cooperating with the Company and/or its affiliates and/or their Attorneys pursuant to this Section 18, and shall compensate Executive at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

19.  Non-Disparagement of the Company

During Executive’s employment with the Company and at all times thereafter, Executive agrees, to the fullest extent permissible by law, not to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that are or could be harmful to or reflect negatively on the Company and/or any of its affiliates and/or their businesses, or that are otherwise disparaging of the Company and/or any of its affiliates and/or their businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

20.  Withholding Obligations; Internal Revenue Code Section 409A

The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation and/or order. It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The Company and Executive agree to work together in good faith in an effort to comply with section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.

21.  Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. Executive may not assign any of her obligations or duties under this Agreement.

22.  Invalid Provision

The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

23.  Arbitration of Disputes

Except as is necessary for Executive and the Company to preserve their respective rights under this Agreement by seeking necessary equitable relief (including, but not limited to, the Company’s rights under Section 11 of this Agreement) from a court of competent jurisdiction, the Company and Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, Executive’s employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Executive, including any and all claims Executive may at any time attempt to assert against the Company, shall be submitted to binding arbitration in Davidson County, Tennessee, pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (the “Rules”), provided that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. Executive acknowledges and agrees that by agreeing to arbitrate claims pursuant to this Section 23, she is irrevocably waiving her right to a jury trial of any and all claims relating to or arising out of this Agreement, Executive’s employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Executive.

The arbitrator shall be mutually agreed upon by the parties. If, however, the parties are unable to agree upon such an arbitrator, then an arbitrator shall be selected by AAA in accordance with the Rules. The Company and Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a claim which affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. The Company and Executive further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review. Said award and decision shall be issued within thirty (30) days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Nashville, Tennessee.

24.  Governing Laws

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.

25.  Headings

Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

26.  Interpretation

Executive understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

27.  Notice

Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Company: Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Attention: [•]
Fax Number: [•]

with copies to: Elara Holdings, Inc.
c/o Fremont Partners III, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention: Kevin Baker, Esq.
Fax Number: (415) 284-8191

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attn: Kenton J. King, Esq.
Fax: (888)-329-2950

If to Executive: Tammy R. Adair

1321 Ranch Drive

Senatobia, MS 38668

Telephone: (901) 359-3882

Home telephone: (662) 562-8477

Any party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.

28.  Entire Agreement; Amendment

This Agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject, including, without limitation, the Employment Agreement and any and all stock option or other equity related agreements between Executive and the Company. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive, a duly authorized director of the Company, and a duly authorized director of Holdco.

29.  Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

30.  Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.

AM

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement on the day and year first written above.

TAMMY R. ADAIR

/s/ Tammy R. Adair
                                Tammy R. Adair

DIRECT GENERAL CORPORATION

By: /s/ William C. Adair, Jr.

Its: Chairman and Chief Executive Officer

ELARA HOLDINGS, INC.

By: /s/ David Lorsch

Its: Vice President, Secretary and Treasurer

EXHIBIT 1

List of Inventions

TAMMY R. ADAIR

____________________________________
Tammy R. Adair

____________________________________
Date